Exhibit 5.1

GRAUBARD MILLER

405 Lexington Avenue

New York, New York 10174

February 27, 2009

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Ladies and Gentlemen:

We have acted as counsel for ParkerVision, Inc., a Florida corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which was declared effective on January 20, 2009, and the prospectus supplements thereto (“Prospectus Supplements”), relating to the issuance and sale by the Company of (i) 2,156,600 shares (“Firm Shares”) of common stock, par value $.01 per share (“Common Stock”), and 431,320 warrants (“Firm Warrants”), each to purchase one share of Common Stock (“Warrants”), as units comprised of one share of Common Stock and two-tenths of a Warrant, to Roth Capital Partners, LLC, as underwriter, (ii) up to 323,490 shares (“Over-Allotment Shares”) of Common Stock and 64,698 Warrants (“Over-Allotment Warrants”), as units, which Roth Capital Partners, LLC will have the right to purchase to cover over-allotments, if any, (iii) 3,484,309 shares (“Firm Discount Shares”) of Common Stock to Roth Capital Partners, LLC, as underwriter, (iv) up to 522,646 shares (“Over-Allotment Discount Shares”) of Common Stock which Roth Capital Partners, LLC will have the right to purchase to cover over-allotments, if any, (v) 354,054 shares (“Management Shares”) of Common Stock to the Parker Family Trust, Papken der Torossian and Robert G. Sterne and (vi) 496,018 shares (“Warrant Shares”) of Common Stock issuable upon exercise of the Firm Warrants and the Over-Allotment Warrants.  The shares of Common Stock and the Warrants comprising the units will be issued separately and will be transferable separately and, as such, no units will be issued.  All of the shares of Common Stock and the Warrants are to be sold as described in the Registration Statement and the related Prospectus Supplements.

In rendering the opinion set forth below, we have reviewed (a) the Prospectus Supplements and the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, we are of the opinion that:

1.           The Firm Shares, Firm Warrants, Over-Allotment Shares, Over-Allotment Warrants, Firm Discount Shares, Over-Allotment Discount Shares, Management Shares and Warrant Shares, when sold and issued in accordance with the applicable Prospectus Supplement and in accordance with the terms of the applicable underwriting or subscription agreement or the Warrant, as appropriate, against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable; and

2.           The Firm Warrants and Over-Allotment Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

No opinion is expressed herein other than as to the laws of the State of New York and the federal securities law of the United States of America.  Where an opinion is referenced to Florida law, or matters that would ordinarily relate to or be governed by Florida law, we have assumed for the purposes of this opinion that the law of Florida is the same as the law of New York.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER